AVITAR ANNOUNCES AMEX DELISTING EFFECTIVE MONDAY AUGUST 29TH
             AVITAR INTENDS STOCK TO BE QUOTED FOR TRADING ON OTCBB

CANTON,  Mass.,  August 25  /PRNewswire-FirstCall/  -- Avitar, Inc. (Amex: AVR -
News)("Avitar" or the "Company") announced today that it received notice from the American Stock Exchange ("AMEX" or the "Exchange") indicating that the common stock of Avitar will be delisted from the Exchange effective on Monday, August 29th. Accordingly, the last trading day on AMEX for Avitar common stock will be Friday, August 26th. As previously announced, the delisting was determined by the AMEX Staff and was based upon the failure of the Company to achieve compliance with the continued listing standards of AMEX, particularly due to losses and the resulting deficit of shareholders' equity.

The Company will continue to file reports in accordance with the regulations of the Securities and Exchange Commission. The Company intends that its common stock will be quoted for trading on the OTC Bulletin Board. Until the stock is quoted on the OTC Bulletin Board, it will be quoted on the Pink Sheets under the symbol "AVR."

About Avitar Avitar, Inc. develops, manufactures and markets innovative and proprietary products. Their field includes the oral fluid diagnostic market, the disease and clinical testing market, and customized polyurethane applications used in the wound dressing industry. Avitar manufactures ORALscreen(R), the world's first non-invasive, rapid, onsite oral fluid test for drugs-of-abuse, as well as HYDRASORB(R), an absorbent topical dressing for moderate to heavy exudating wounds. Avitar is also developing diagnostic strategies for disease and clinical testing in the estimated $25 billion in-vitro diagnostics market. Conditions targeted include influenza, diabetes, and pregnancy. For more information, see Avitar's website at www.avitarinc.com.

Safe Harbor Statement. This release contains forward looking statements that are subject to risks and uncertainties including the development and marketing of new applications and other risks that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. In view of such risks and uncertainties, the Company's actual results could differ materially from those anticipated in such forward looking statements.

Company Contact:
Jay C. Leatherman
Avitar Inc.
Tel:  (718) 821-2440
jleatherman@avitarinc.com
www.avitarinc.com